UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 20, 2011

HOUSTON WIRE & CABLE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-52046	36-4151663
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

10201 North Loop East
Houston, TX	77029
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 609-2100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of James L. Pokluda, III as Chief Executive Officer and a director

On December 20, 2011, in accordance with its previously announced intention, the Board of Directors (the “Board”) of Houston Wire & Cable Company (the “Company”) appointed James L. Pokluda, III, currently President of the Company, to the additional position of Chief Executive Officer, effective January 1, 2012.  Upon the recommendation of its Nominating and Corporate Governance Committee, the Board also elected Mr. Pokluda to the Company’s Board, effective January 1, 2012, to fill the seat vacated by Charles A. Sorrentino.  As previously reported, Mr. Sorrentino will resign from the Board and retire as Chief Executive Officer of the Company effective January 1, 2012.

Mr. Pokluda, 47, joined the Company in 1987.  He began serving as the Company’s Vice President of Marketing in 2001, became Vice President of Sales & Marketing in 2007 and was appointed President in May 2011.

In connection with Mr. Pokluda’s appointment as Chief Executive Officer, the Company will enter into an employment agreement (the “Employment Agreement”) with Mr. Pokluda, described below.  In addition, on December 20, 2011, Mr. Pokluda received (1) a grant of 26,576 shares of restricted stock and a grant of options to purchase 64,330 shares of common stock for $14.11 per share (the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant), each of which will vest in two equal installments on December 31, 2016 and December 31, 2017, (2) a grant of 14,175 shares of performance-based restricted stock, which will vest only if the Company achieves a performance target for the three year period ending December 31, 2014, and (3) as part of the Company’s regular annual awards, a grant of options to purchase 8,580 shares of common stock for $14.11 per share, which will vest in five equal annual installments beginning December 20, 2012.

The Employment Agreement between the Company and Mr. Pokluda will be effective January 1, 2012, for a term that extends until December 31, 2015.  It will provide for (1) a base salary of $400,000 per year, subject to annual reviews and increases (but not decreases) by the Board, (2) an annual bonus opportunity of up to 75% of base salary (50% of base salary at target) based on achieving at least 85% of a performance target for the applicable fiscal year, (3) continued participation in the Company’s Stock Plan and (4) entitlement to all benefits generally available to the Company’s other executive employees.  Under the Employment Agreement, if the Company terminates Mr. Pokluda’s employment without cause, or if Mr. Pokluda terminates his employment for good reason, Mr. Pokluda will be entitled to severance equal to one year’s base salary or, if following a change in control of the Company, two years’ base salary.  The employment agreement will limit Mr. Pokluda’s ability to compete with the Company for a specified period after his employment ends.

Appointment of William H. Sheffield as Chairman of the Board

On December 20, 2011, the Board named William H. Sheffield as the new Chairman of the Board, effective January 1, 2012.  Mr. Sheffield has been a member of the Board since 2006.  Mr. Sheffield will assume the Chairman role from Scott L. Thompson, who will remain on the Board.  Earlier this month, Mr. Thompson was named Chairman of the Board of Dollar Thrifty Automotive Group, where he also serves as President and CEO, and, in light of the increased demands on his time, requested that the Board consider choosing a new Chairman.

A copy of the press release announcing the management transition and new Chairman of the Board is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release dated December 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2011	HOUSTON WIRE & CABLE COMPANY

	By:	/s/ Nicol G. Graham
		Name:	Nicol G. Graham
		Title:	Vice President and
Chief Financial Officer

EXHIBIT INDEX

99.1	Press release dated December 22, 2011.